Remington Energy Corporation
                        Computation of Earnings per Share
                                  Exhibit 11.1
                      (In thousands, except per share amounts)

                                               Three Months Ended      Six Months Ended
                                                     June 30,               June 30,
                                                  1998       1997        1998       1997
                                               ---------  ---------  ---------  ---------
Net income (loss) available for basic income
   per share                                   $ (1,157)  $   (462)  $ (3,152)  $  1,345
 Interest expense on the Notes
  (net of tax) (1)                                    -          -          -          -
                                               ---------  ---------  ---------  ---------
Net income (loss) available for diluted
   income per share                            $ (1,157)  $   (462)  $ (3,152)  $  1,345
                                               =========  =========  =========  =========

Basic income (loss) per share                  $  (0.06)  $  (0.02)  $  (0.15)  $   0.06
                                               =========  =========  =========  =========

Diluted income (loss) per share                $  (0.06)  $  (0.02)  $  (0.15)  $   0.06
                                               =========  =========  =========  =========

Weighted average
 Class A Stock                                    3,222      3,246      3,222      3,248
 Class B Stock                                   17,165     17,422     17,148     17,487
                                               ---------  ---------  ---------  ---------
Total common shares for basic income (loss)
   per share                                     20,387     20,668     20,370     20,735
                                               =========  =========  =========  =========
 Dilutive stock options outstanding (treasury
  stock method) (1)                                   -          -          -          -
 Shares assumed issued by conversion of the
  Notes (1)                                           -          -          -          -
                                               ---------  ---------  ---------  ---------
Total common shares for diluted income
   (loss) per share                              20,387     20,668      20,370    20,735
                                               =========  =========  =========  =========

(1) Non dilutive.

Potential increase to net income for diluted
   income per share
 Interest expense on Notes (net of tax)             514        736       1,029     1,464

Potential issues of common stock for diluted
   income per share
 Weighted average stock options granted             801        279         755       279
 Weighted average shares issued assuming
  conversion of Notes                             3,488      5,007       3,488     5,007

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